GOPUBLICTODAY.COM


                        CONTRACT FOR SERVICES

The following constitutes an Agreement (the "Agreement") between GoPublicToday.com, Inc., ("GPT"), 1701 Valmora Street, Las Vegas, NV 89102, and the undersigned (hereinafter referred to as the "Client"):

COMPANY:        myoffiz.com
ADDRESS:        ___________________________
CITY/STATE/ZIP: _________________________
CONTACT PERSON: Allan Kwek
TELEPHONE:      Phone _________________    FAX  __________________

GPT hereby agrees to perform consulting and advisory services for the Client in conjunction with the development of a full blue sky securities registration package for the sale, to the public, of the securities of Client and other similar matters upon the fully negotiated terms and conditions set forth herein. In consideration of mutual promises made herein and for other good and valuable consideration, the sufficiency of which are hereby acknowledged by GPT and Client, both parties agree as follows:

1.Duties of GPT:  GPT will provide the following services:

(a) "Direct Public Offering" - the preparation and filing of all the required documents with regards to the registration by qualification filing for Client. Included under this subparagraph are the following documents:

     (1) Formation of a new Nevada Corporation ("Public Corporation" - if requested);
     (2)  Development of the full minute book for such Public Corporation;
     (3) The preparation and filing of all documents required under Rule 504 of Regulation D of the Securities Act of 1933, as amended;
     (4) Offering circular on Form-1A or other appropriate memorandum, developed pursuant to the Securities Act of 1933;
     (5)  Uniform Application to Register Securities (Form U-1);
     (6)  Uniform Consent to Service of Process (Form U-2 and U-2A);
     (7) The Foregoing documentation is limited to that required for registration in one state only, each additional state costs an additional $750 (See Section 3"Disbursement 3" for further details); and
     (8) Coordination for other required documents not to include documents unrelated to #'s 1-6 of this paragraph.

(b) "Form 10-SB Development" - the preparation and filing of all the required documents with regards to the full registration under
Section 12(d) or 12(g) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with the Securities and Exchange Commission ("SEC") for Client. Included under this subparagraph are the following documents:

     (1)  Form 10-SB Registration Statement;
     (2)  EDGAR Federal SEC Electronic Submission;
     (3)  Form F-X (if applicable);
     (4)  Form 10-QSB and Form 10-KSB (if contracted for); and
     (5)  Additional Regulatory Filings (if contracted for).


(c) "Form 211 Development" - the preparation of the Form 211 to be filed with the NASD, by the appropriate licensed market maker, as the original application for the listing of the securities of the Client on the NASD "Over-the-Counter" Bulletin Board ("NASDOTCBB"). Included under this subparagraph are the following documents and services:

     (1)  Form 211 Disclosure Document;
     (2)  Appropriate Exhibits;
     (3)  Application and point of contact work with a transfer agent; and
     (4)  Financial Statement audit coordination.

(d) "Market Maker Introduction"- assist the Client with locating and negotiating a contract with a licensed level three market maker who will file the Client's Form 211 with the NASD for the listing of the Client's securities on the NASDOTCBB;

(e) "NASD and SEC Comment Letter Support"- assist the Client in answering any and all comment letters from the NASD incident to the filing of the Client's Form 211 and with the SEC incident to the filing of the Client's Form 10SB as outlined above.

2.Client to Provide Information: Client agrees to provide GPT with any information and documents as may be requested by GPT in connection with the services to be performed for Client. Client shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by GPT on behalf of Client.

3.Compensation: Client shall provide $45,000 (U.S.D.) as compensation to GPT for the services provided as fully delineated in paragraph 1 of this Agreement. The Compensation shall consist of and be disbursed as follows: The Compensation shall consist of and be disbursed as follows: Note: This contract is delivered in payments over time structure as a courtesy to client. This contract is a non-refundable due and payable contract.

      Disbursement 1: Client disburses and GPT collects payment of a non-refundable retainer of $10,000 USD upon the execution of this Agreement;

      Disbursement  2:  Client disburses and GPT collects payment  of an additional $10,000 USD upon file for permit by the State of Nevada pursuant to NRS 90.490; and $10,000 when the offering closes.

      NOTE: Client delivers to GPT 150,000 shares of the Common Stock to be sold in the Regulation D, Rule 504 offering;

      Disbursement 3: Client disburses and GPT collects payment of an additional $5,000 USD upon filing of the Form 10SB with the Securities and Exchange Commission;

      Disbursement  4:     Client disburses and GPT collects  payment
               of an additional $5,000 USD upon filing of the Form 211 with the NASD clearance of the Client for quotation and trading on the NASDOTCBB; and

      Disbursement 5: Client disburses and GPT collects payment of an additional $5,000 USD upon notification by the NASD of the Company's clearance for quotation on the NASDOTCBB.

4.Other Expenses: GPT's compensation does not include any direct filing fees required to be submitted with any registration, filings, membership applications, self-regulatory agency fees, bonding, fingerprinting, or testing expenses, all of which must be paid directly by the Client. GPT will list such fees in a cover letter included with the submission of the aforementioned documents to
Client for its review and execution. Client must issue checks in full payment of these fees, payable to the appropriate payee, in the appropriate amount, and return the checks to GPT along with the executed documents. GPT will submit these checks to the appropriate payees along with the associated documents. Similarly, GPT is not responsible for certain printing or overnight mail costs or accounting expenses (Client is responsible for obtaining its own audited financial statements) associated with the documentation described above. GPT will list such expenses in the aforementioned cover letter (if applicable). Client will issue a check for these costs and expenses and return the check to GPT along with the executed documents for their submission to the appropriate authorities.

5.TIMELY REVIEW BY CLIENT: IF DOCUMENTS ARE NOT RETURNED TO GPT, CORRECTLY EXECUTED AND WITH PROPER PAYMENT AS INDICATED BY THE COVER LETTER REFERRED TO IN ITEM 4 HEREIN, WITHIN 21 DAYS OF SUBMISSION OF SUCH DOCUMENTS TO THE CLIENT, GPT WILL NOT GUARANTEE THAT THE DOCUMENTS WILL BE ACCEPTED BY GPT OR RECEIVE PRORITY TREATMENT UPON THEIR RETURN. DOCUMENTS WHICH ARE HELD BY THE CLIENT FOR 30 DAYS OR LONGER MAY REQUIRE REVISIONS WHICH WILL BE BILLED TO THE CLIENT AT GPT'S THEN CURRENT HOURLY RATE OF $300.00 PER HOUR. FURTHERMORE, SOME STATE AGENCIES DO NOT ACCEPT DOCUMENTS WHICH HAVE BEEN SIGNED/NOTARIZED MORE THAN 30 DAYS PRIOR TO RECEIPT BY SUCH AGENCY OF SAID DOCUMENT. ANY DOCUMENT THAT REQUIRES REVISION DUE TO THE CLIENT'S FAILURE TO RETURN THE AFOREMENTIONED DOCUMENTS TO GPT WITHIN THE TIMEFRAME FIRST INDICATED ABOVE WILL BE BILLED TO THE CLIENT AT GPT'S THEN CURRENT HOURLY RATE. FINALLY, ANY DOCUMENTS WHICH ARE NOT RETURNED TO GPT WITHIN 30 DAYS MAY, AT GPT'S SOLE DISCRETION, BE CONSIDERED NULL AND VOID, IN WHICH CASE FULL PAYMENT IS DUE GPT PURSUANT TO ITEM 3 HEREIN.

6.Certain Circumstances: GPT assumes no responsibility for any occurrences beyond its control, including but not limited to Federal and State filing backlogs or agency computer breakdowns, which may result in processing delays. GPT will use its best efforts to secure registration for Client but cannot guarantee that any registration will be granted; however, in the event that the failure to obtain a registration is directly attributable to an error or oversight on the part of GPT, GPT will use its best efforts to resolve the problem at no additional expense to Client. In no event will GPT be liable for actual, incidental, consequential, related or any other type of damages, in any amount, attributable to such error or oversight on the part of GPT.

7.Indemnification: Client hereby agrees to indemnify and hold harmless GPT, its partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which it is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as GPT has not committed intentional or willful misconduct, nor acted with gross negligence, in connection with the services which form the basis of the claim for indemnification. Client further agrees that GPT shall incur no liability on account of this agreement or any acts or omissions arising out of or relating to this agreement except for such intentional or willful misconduct. This paragraph shall survive the expiration or termination of this agreement.

Please Initial: ___________ Client also expressly indemnifies GPT for any future liabilities, either administrative, civil, or criminal related to the improper use by Client or its assigns of any and all documentation that is provided to Client by GPT pursuant to this Agreement.

Please Initial: ___________ Client hereby further agrees to indemnify GPT against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a
"Claim"), in which GPT may be involved (whether as a witness or a party) as a result of any application or document filed or processed by GPT, on the Client's behalf, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of GPT, violates any statute, rule or order of any Federal, state or self-regulatory authority. Client agrees that GPT shall have no responsibility to verify the accuracy or adequacy of any statement, document, fact or information provided to GPT by Client or Client's attorney, accountant, representative or agents.

8.Independent Contractor Status: GPT shall perform its services under this contract as an independent contractor and not as an employee of Client or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that GPT shall have no authority to act for, represent or bind Client or any affiliate thereof in any manner, except as provided for expressly in this Agreement or in writing by Client.

9.Additional Services: Client understands and acknowledges by the acceptance of this Agreement that any and all services outside the direct scope of the documents listed in Section 1 above shall be billed to Client by GPT at GPT's then current hourly rates. Such services specifically include, but are not limited to, services required as a result of Client's strategic reconfigurations of its offering subsequent to the execution of this Agreement and subsequent to initial information provided to GPT by Client.

10. Late Fees: Any GPT invoice not paid within thirty (30) days of such billing is subject to a 1.5% monthly interest charge. GPT reserves the right to use any and all means of collection available under applicable law to collect any amount past due.

11. Amendment and Modification: Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties. No oral modifications to this Agreement may be made.

12. Entire Agreement: This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. The failure by GPT to insist on strict performance of any term or condition contained in this Agreement shall not be construed by Client as a waiver, at any time, of any rights, remedies or indemnifications, all of which shall remain in full force and effect from time of execution through eternity.

13. Agreement Binding: This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto. Client shall not assign its rights or delegate its duties under any term or condition set forth in this Agreement without the prior written consent of GPT.

14. Attorney's Fees: In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator, mediator, trial court and/or appellate court.

15. Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

16. Governing Law: This Agreement shall be governed by the laws of the State of Nevada, and the venue for the resolution of any dispute arising thereof shall be in Clark County, State of Nevada.

17. No Legal Advice: Client further agrees and understands that although documents and filings prepared by GPT are reviewed by its General Counsel, GPT has not and does not render legal advise or offer legal assistance. All requests for legal advice by Client will be referred to legal counsel for a proper legal opinion. Accordingly, no statements or representations by GPT should be construed to be legal advice, and GPT advises Client to always consult with own its attorney regarding the legalities of all investment offerings, registrations and filings.

18. Post-Registration Responsibilities: Client understands and acknowledges by the acceptance of this Agreement that all post-registration periodic or special reports are the responsibility of the Client unless otherwise agreed to in writing by GPT.




IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.

       GoPublicToday.com, Inc.



       By:   _____________________                _______________
       Stephen Brock, President                       Date

      Myoffiz.com

       By:   _____________________                _______________
         Mr. Allan Kwek                               Date